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Vitacost.com
Kathleen Reed
Director of Investor Relations
561-982-4180
or
ICR, Inc
John Mills
Senior Managing Director
310-954-1105

VITACOST.COM, INC. ANNOUNCES INDUSTRY VETERAN SIGNS CONSULTING AGREEMENT AND JOINS BOARD OF DIRECTORS

BOCA RATON, Fla., August 3, 2010 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer and direct marketer of health and wellness products, today announced Jeffrey J. Horowitz, the founder and former Chief Executive Officer of Vitamin Shoppe, Inc., was appointed to the Board of Directors effective immediately. In addition, Mr. Horowitz has agreed to provide consulting services to Vitacost.com, related to the execution of the Company’s business plan and strategy, for a term of six months.

“We are extremely pleased to have such a seasoned leader and visionary in the health and wellness industry join our Board and serve as an active consultant to the Company,” stated Ira Kerker, Vitacost.com’s Chief Executive Officer. “We believe Jeff’s knowledge, insight, and hands-on approach to execution will be invaluable as we work together to improve Vitacost.com’s operating and financial performance.”

Mr. Horowitz founded Vitamin Shoppe, Inc. in 1977 and oversaw the retail expansion from one store in 1977 to over 200 stores in 11 states.  In addition, Mr. Horowitz greatly expanded the Company’s online presence beginning in 1998 with the launch of VitaminShoppe.com.

“I am excited to join Vitacost’s Board and look forward to working with the Company’s Board of Directors and executive team in my consulting role,” commented Jeffrey Horowitz. “I believe that Vitacost is well positioned to expand its leadership position in online health and wellness and I am excited to leverage my many years of operational experience in this industry.”

The new Board of Directors, which was recomposed on July 21, 2010, is conducting a review of operations to identify and introduce changes to the Company's business plan and operating strategy to improve the Company's long-term financial performance.

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods.  Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com, as well as through its catalogs.  Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.